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                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                   Exhibit 21

                         Subsidiaries of the Registrant



Exclusive of inactive subsidiaries, the Registrant as of March 18, 1996 had the following subsidiaries:



                                                          Place of
     Name                                               Incorporation
     ----                                               -------------

CompuCom Properties, Inc.                                 Delaware

The Computer Factory Inc.                                 New York

ClientLink, Inc.                                          Delaware

International Micronet Systems                            California

CSI Funding, Inc.                                         Delaware